John N. Hatsopoulos

March 21, 2024
Mr. Abinand Rangesh, CEO
Tecogen Inc.
45 First Ave.
Waltham, MA 02451

Re: Extension or Conversion of Tecogen Promissory Note

Dear Abinand:

This letter confirms my agreement to:

(1) extend the maturity date of the Tecogen Inc. Promissory Note in my favor dated October 10, 2023 in the original principal amount of $500,000 (the “Promissory Note”) by one year, making the maturity date October 10, 2025; or

(2) accept Tecogen Inc. common stock as payment in full of Tecogen’s payment obligation under the Promissory Note, consisting of the nearest whole number of shares determined by dividing (i) the outstanding principal and interest on the Promissory Note at the time of conversion of the debt to equity, by (ii) the average closing price per share for Tecogen common stock during the thirty-day period prior to the date of conversion.

Sincerely,

/s/ John N. Hatsopoulos

John N. Hatsopoulos